Exhibit 21.1

Subsidiaries and Organizational Chart of the Registrant
For the Year Ended December 31, 2010

(i)	Continental Development Ltd., (“Continental”) (a wholly-owned subsidiary of the Company)

(ii)	Zhejiang Kandi Vehicles Co. Ltd., (“Zhejiang Kandi”) (a wholly-owned subsidiary of Continental)

(iii)	Kandi Special Vehicles Co., Ltd, (“KSV”, formerly known as Kandi New Energy Vehicles Co. Ltd.) (a wholly-owned subsidiary of Zhejiang Kandi)

(iv)	Jinhua Three Parties New Energy Vehicles Service Co., Ltd., (“Jinhua Service”) (a 30% owned associate of Zhejiang Kandi)